Exhibit 12

                            DynCorp and Subsidiaries
                              Computation of Ratios
                             (Dollars in Thousands)


(1)  Ratio of earnings to fixed charges

                                         Unaudited
                                    --------------------
                                     Three Months Ended            For the Years Ended December 31,
                                    --------------------    ---------------------------------------------
                                     Mar. 27,  Mar. 28,
                                       1997      1996       1996      1995     1994(a)   1993(a)   1992(a)
                                       ----      ----       ----      ----     -------   -------   -------
Fixed Charges
  Interest on debt                    $2,796    $2,323     $9,391   $14,113   $14,579   $14,449   $ 14,246
  Amortization of debt discount
    and expenses                         187       257        829       743       324       328        383
  Interest element of rentals          1,904     2,213      7,266     8,245     4,762     3,475      3,018
                                      ------    ------    -------   -------   -------   -------   --------
                                      $4,887    $4,793    $17,486   $23,101   $19,665   $18,252   $ 17,647
                                      ======    ======    =======   =======   =======   =======   ========

Earnings
  Earnings (loss) from continuing
    operations before income
    taxes, minority interest and
    extraordinary items               $4,005    $3,737    $19,107   $(2,561)  $(1,458)  $(2,244)  $(13,944)
  Interest on debt                     2,796     2,323      9,391    14,113    14,579    14,449     14,246
  Amortization of debt discount
    and expense                          187       257        829       743       324       328        383
  Interest element of rentals          1,904     2,213      7,266     8,245     4,762     3,475      3,018
  Minority interest (pre-tax)           (604)     (456)    (1,926)   (1,901)   (1,660)   (1,418)         -
                                      ------    ------    -------   -------   -------   -------   --------
                                      $8,288    $8,074    $34,667   $18,639   $16,547   $14,590   $  3,703
                                      ======    ======    =======   =======   =======   =======   ========


Ratio of earnings to fixed charges       1.7       1.7        2.0         -         -        -           -
                                      ======    ======    =======   =======   =======   =======   ========

Deficiency in earnings available
   to cover fixed charges             $    -    $    -    $     -   $ 4,462   $ 3,118   $ 3,662   $ 13,944
                                      ======    ======    =======   =======   =======   =======   ========


(a) Restated for the discontinued operations of the Commercial Aviation businesses.